Exhibit 10.5

CENTURYLINK, INC.
SUPPLEMENTAL DEFINED BENEFIT PLAN
Amended and Restated Effective January 1, 2012

I.                                        Purpose of the Plan

1.01                        This CenturyLink, Inc. Supplemental Defined Benefit Plan was established by CenturyLink, Inc. and its Subsidiaries to provide a method for attracting and retaining key employees; to provide a method for recognizing the contributions of such personnel; and to promote executive and managerial flexibility, thereby advancing the interests of the Company and its stockholders. In addition, this Plan is intended to provide to a select group of management and highly compensated employees a more adequate level of retirement benefits in combination with the Company’s general retirement program. This Plan is not intended to constitute a qualified plan under Code §401(a) and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of ERISA. This Plan is intended to comply with Code §409A. This Plan was amended and restated effective January 1, 2005 and was again amended and restated effective January 1, 2008 to comply with the Final Treasury Regulations under Code §409A and to make certain other changes.  This Plan is now amended and restated effective January 1, 2012 to incorporate amendments adopted subsequent to the January 1, 2008 restatement and to make certain other changes.

Contemporaneously herewith the amendment and restatement of this Plan effective January 1, 2008, the Company amended the CenturyLink, Inc. Supplemental Executive Retirement Plan (“SERP”), a plan aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c)(2), to eliminate any annuity benefits that the SERP was otherwise scheduled to pay after December 31, 2008 to Participants in the SERP who did not elect a lump sum, and to transfer the obligation to pay such annuities to this Plan. Accordingly, this Plan was amended to increase the amount of annuity benefits to be paid from this Plan by the amount of annuity benefits being assumed by it from the SERP after December 31, 2008.

II.                                   Definitions

As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01                        “ACTIVE PARTICIPANT” shall have the meaning assigned to the term in Section 10.03(a).

2.02                        “ACTUARIAL EQUIVALENT” shall mean the amount of pension of a different type or payable at a different age that has the same value as computed by the actuary on the same basis as that prescribed in Section 2.2 of the Retirement Plan.

2.03                        “AFFILIATE” (and variants thereof) shall mean a person or entity that controls, or is controlled by, or is under common control with, another specified person or entity, either directly or indirectly.

2.04                        “BENEFIT YEARS” shall mean Years of Credited Service for benefit accrual purposes as determined under Section 2.51 of the Retirement Plan.  No additional Benefit Years shall be credited after December 31, 2010.

2.05                        “BOARD” shall mean the Board of Directors of the Company.

2.06                        “CAUSE”

(a)                                 “Cause” shall mean:

(i)                                     conviction of a felony;

(ii)                                  habitual intoxication during working hours;

(iii)                               habitual abuse of or addiction to a controlled dangerous substance; or

(iv)                              the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or the Participant’s termination of employment for Good Reason) for a period of 15 days after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties.

(b)                                 For purposes of this Section 2.06, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or its Affiliates. Any termination by the Company or any of its Affiliates of the Participant’s employment shall not be deemed to be for Cause unless the Participant’s action or inaction meets the foregoing standard and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subsection (a) above, and specifying the particulars thereof in detail.

(c)                                  No action or inaction shall be deemed the basis for Cause unless the Participant is terminated therefor within 120 days after such action or omission is known to the Chief Executive Officer of the Company.

(d)                                 In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and the Participant, the Company shall, notwithstanding the finding of the Board referenced above, have the burden of establishing that the actions or inactions deemed the basis for Cause did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of this provision. The satisfaction of the Company’s burden shall require clear and convincing evidence. Any purported termination of employment of the Participant by the Company which does not meet each and every substantive and procedural requirement of this provision shall be treated for all purposes under this Plan as a termination of employment without Cause.

2.07                        “CHANGE IN CONTROL” shall mean the occurrence of any of the following, each of which shall constitute a “Change in Control”:

(a)                                 the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the “Common Stock”), of CenturyLink, Inc., or 30% or more of the combined voting power of CenturyLink, Inc.’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under subsection (c) hereof) of Common Stock directly from CenturyLink, Inc., (ii) any acquisition of Common Stock by CenturyLink, Inc. or its Subsidiaries, (iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyLink, Inc. or any corporation controlled by CenturyLink, Inc., or (iv) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under subsection (c)) hereof; or

(b)                                 individuals who, as of January 1, 2006, constitute the Board of Directors of CenturyLink, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink, Inc.’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent Board; or

(c)                                  consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink, Inc., or sale or other disposition of all or substantially all assets of CenturyLink, Inc. (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination: (i) the individuals and entities who were the beneficial owners of CenturyLink, Inc.’s outstanding Common Stock and CenturyLink, Inc.’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and (ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, Inc., the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                                 approval by the shareholders of CenturyLink, Inc. of a complete liquidation or dissolution of CenturyLink, Inc.

For purposes of this Section 2.07, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

2.08                        “409A CHANGE IN CONTROL EVENT” shall mean a Change in Control Event as defined in Treasury Regulation §1.409A-3(i)(5).

2.09                        “CODE” shall mean the Internal Revenue Code of 1986, as amended.

2.10                        “COMMITTEE” shall mean the CenturyLink Employee Benefits Committee.

2.11                        “COMPENSATION COMMITTEE” shall mean the Compensation Committee of the Board.

2.12                        “COMPANY” shall mean CenturyLink, Inc.

2.13                        “DISABLED” OR “DISABILITY” shall have the meaning set forth in Treasury Regulation §1.409A-3(i)(4). Specifically, “Disabled” or “Disability” shall mean that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant is (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. A Participant will be deemed disabled if determined to be disabled in accordance with the Employer’s disability program, provided that the definition of disability under such disability insurance program complies with the definition in the preceding sentence. Also, prior to January 1, 2012 but not after December 31, 2011, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration.

2.14                        “EFFECTIVE DATE” of this Plan, as amended and restated herein, shall mean January 1, 2012. The Effective Date of the original Plan was January 1, 1999.

2.15                        “ELIGIBLE TERMINATION” shall mean a termination of an Active Participant’s (as defined in Section 10.03(a)) employment by the Company or its Affiliates other than for Cause, death or Disability, or a voluntary termination of employment by an Active Participant for Good Reason, provided that either of such terminations occur within three years after a Change in Control.

2.16                        “EMPLOYER” shall mean the Company, any Subsidiary thereof, and any Affiliate designated by the Company as a participating employer under this Plan.

2.17                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.18                        “FINAL AVERAGE PAY” shall mean a Participant’s Final Average Compensation as determined under Section 2.25 of the Retirement Plan, without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof.

2.19                        “GOOD REASON” shall mean Good Reason as defined in the Participant’s Change of Control Agreement.

2.20                        “NORMAL RETIREMENT DATE” shall mean the first day of the month coincident with or next following a Participant’s 65th birthday.

2.21                        “PARTICIPANT” shall mean any officer of the Employer who is granted participation in the Plan in accordance with the provisions of Article III.

2.22                        “PLAN” shall mean the CenturyLink, Inc. Supplemental Defined Benefit Plan, as set forth herein and as it may be amended from time to time.

2.23                        “RETIREMENT PLAN” shall mean the CenturyLink Retirement Plan, as it may be amended from time to time.  References herein to sections of the Retirement Plan are based on the amended and restated Plan document as in effect on December 31, 2006.

2.24                        “SERP” means the CenturyLink, Inc. Supplemental Executive Retirement Plan, as described in Article I.

2.25                        “SOCIAL SECURITY COVERED COMPENSATION” shall mean the amount determined pursuant to Section 2.46 of the Retirement Plan.

2.26                        “SPECIFIED EMPLOYEE” shall mean a Participant who is a key employee of the Employer under Treasury Regulation §1.409A-1(i) because of final and binding action taken by the Board or its Compensation Committee, or by operation of law or such regulation.

2.27                        “SUBSIDIARY” shall mean any corporation in which CenturyLink, Inc. owns, directly or indirectly through subsidiaries, at least fifty percent (50%) of the combined voting power of all classes of stock.

III.                              Participation

3.01                        Subject to Section 3.04, any employee who is either one of the officers of an Employer in a position to contribute materially to the continued growth and future financial success of an Employer, or one who has made a significant contribution to the Employer’s operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)                                 The officer is employed on a full-time basis by the Employer and is compensated by a regular salary; and

(b)                                 The coverage of the officer is duly approved by the Compensation Committee.

3.02                        Subject to Section 3.04, if a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in this Plan unless the coverage of the officer is again duly approved by the Compensation Committee.

3.03                        It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees, as determined by the Compensation Committee.

3.04                        Plan Participation Freeze.  Notwithstanding the foregoing, effective January 1, 2011, no employee shall be eligible to participate in this Plan if his employment with the Employer began after December 31, 2010.  In addition, effective January 1, 2011, no employee whose employment with the Employer began before January 1, 2011 shall be eligible to participate in the Plan after December 31, 2010, except that any employee who was a Participant in the Plan on December 31, 2010 shall remain a Participant solely with respect to any vested but unpaid Plan benefit he or she may have accrued under the Plan.

IV.                               Normal Retirement

4.01                        Subject to the provisions of Articles XII and XIII, the monthly retirement benefit payable to a Participant shall commence on his Normal Retirement Date, provided he has had a separation from service, and shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(1) and (a)(2) of the Retirement Plan (as modified by Section 6.1(g) of the Retirement Plan, which freezes Retirement Plan benefits at the level accrued as of December 31, 2010, with the exception of limited transition benefits under Section 6.1(g)(2) of such plan), computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the CenturyLink Retirement Plan, if any.

4.02                        Benefit Freeze.  In accordance with Section 6.1 of the Retirement Plan, the Normal Retirement benefit under this Plan shall be frozen at the level accrued as of December 31, 2010, and shall not increase after such date, with the exception of any applicable transition benefit increases in accordance with Section 4.01 of this Plan. The freezing of benefits pursuant to this Section 4.02 also applies to all Plan benefits that are determined by reference to the Normal Retirement benefit under Section 6.1 of the Retirement Plan (including but not limited to benefits under the following Articles of this Plan: Late Retirement under Article V; Early Retirement under Article VI; Disability Retirement under Article VII; Spouses’ Benefits under Article VIII; and Benefits for Terminated Vested Participants under Article X).

V.                                    Late Retirement

5.01                        If a Participant remains employed beyond his Normal Retirement Date, his late retirement benefit shall commence on the first day of the month coincident with or next following his actual date of separation from service, subject to the provisions of Articles XII and XIII.

5.02                        Subject to Section 4.02, a Participant’s late retirement benefit shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(1) and (2) and 6.3 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the Retirement Plan, if any.

VI.                               Early Retirement

6.01                        A Participant who has attained age 55 and who has completed 5 or more Years of Service, is eligible for early retirement. An eligible Participant’s early retirement benefit shall commence on the first day of the month coincident with or next following the date he terminates employment, subject to the provisions of Articles XII and XIII.

6.02                        Subject to Section 4.02, a Participant’s early retirement benefit shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(1) and (2) and 6.2 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the Retirement Plan, if any.

VII.                          Disability

7.01                        Subject to Section 4.02, a Participant who becomes Disabled prior to retirement or termination of service will be entitled to a disability benefit equal to the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(1) and (2) and 6.4 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the Retirement Plan, if any.

7.02                        A Participant’s disability benefit shall commence on his Normal Retirement Date, subject to the provision of Articles XII and XIII.

VIII.                     Death Benefit for Spouse

8.01                        A spouse of a Participant shall be entitled to a benefit computed in accordance with Section 8.02 if the Participant dies before the Annuity Starting Date (as defined in the Retirement Plan) and if the requirements of (a) and (b) below are satisfied:

(a)                                 the Participant had earned a nonforfeitable right to benefits under the Retirement Plan, and

(b)                                 the Participant was legally married to the surviving spouse at death and was so married for the year preceding death.

8.02                        Subject to Section 4.02, the monthly death benefit payable to the spouse of a Participant shall be the excess of an amount determined pursuant to Sections 6.1(a)(1) and (2) of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(3) of the Retirement Plan, if any. The benefit payable to a spouse who qualifies for a spouse’s benefit under Section 8.01 shall be further reduced as follows:

(a)                                 If, at death, the Participant is age 55 or over, or actively employed by the Company with 30 or more Years of Service under the Retirement Plan, the benefit of the spouse shall be the amount payable to the spouse as beneficiary of the survivor annuity portion of the joint and survivor annuity under Section 11.01 with respect to the Participant, determined as though the Participant had retired on the first day of the month in which death occurs. On the death of a Participant with 30 or more Years of Service under the Retirement Plan before age 55, the Participant shall be assumed to be age 55 for purposes of this subsection (a).

(b)                                 If the Participant does not meet the requirements of subsection (a) above, at death, the benefit of the spouse shall be the amount payable to the spouse as beneficiary under the survivor annuity portion of the joint and survivor annuity under Section 11.01 with respect to the Participant, determined as though the Participant had separated from service on the date of death, if not already separated, and had survived until age 55.

8.03                        Subject to the provisions of Articles XII and XIII, benefits for a spouse under Section 8.02(a) shall commence as of the last day of the month following the first day of the month coinciding with or following the date of death of the Participant, and benefits under Section 8.02(b) shall commence on the first day of the month following the first day of the month coinciding with or following the later of the date of death of the Participant or the date on which the Participant would have attained age 55, subject to the provisions of Articles XII and XIII.

8.04                        If a Participant has no surviving spouse at the date of his or her death, no death benefit shall be paid under this Plan.

IX.                              Reemployment

9.01                        If a Participant who retired or otherwise terminated employment for any reason and commenced receiving benefits under this Plan is later rehired by the Company, an Affiliate or a Subsidiary, such Participant’s benefit payments shall continue as if the Participant had not been rehired. Subject to Sections 3.04 and 4.02, if the Participant is again approved for coverage by the Compensation Committee under Section 3.02, the Participant’s benefits upon his subsequent retirement or termination of employment for any reason shall be determined as follows:

(a)                                 If a Participant retires on his Normal Retirement Date, the monthly retirement benefit shall be determined pursuant to Article IV, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(b)                                 If a Participant remains employed beyond his Normal Retirement Date, the late retirement benefit payable to a Participant upon his late retirement shall be determined pursuant to Article V, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(c)                                  If a Participant retires prior to his Normal Retirement Date and is eligible for early retirement according to Section 6.01, the early retirement benefit payable to a Participant shall be determined pursuant to Section 6.02, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(d)                                 The benefit payable under subsections (a) through (c) above shall not be less than the amount he received from his previous retirement or from his previous termination of employment for any reason.

(e)                                  The benefit payable under subsections (a) through (c) shall be in the same form as the Participant was receiving.

X.                                   Termination of Service; Change in Control

10.01                 If a Participant voluntarily or involuntarily terminates employment prior to death, Disability or retirement, he shall be entitled only to his vested accrued benefits at the time of termination and shall be vested in such accrued benefits in accordance with the following schedule:

Years of Service	Vested
less than 5	0%
5 or more	100%

10.02                 Subject to Section 4.02, a Participant’s vested accrued benefit shall be equal to the excess of an amount determined pursuant to Sections 6.1(a)(1) and (2) and 6.6 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and (e) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Sections 6.1(a)(3) and 6.6 of the Retirement Plan, if any. Payment of the amount so determined shall commence on the first day of the month following the Participant’s 55th birthday, subject to the provisions of Articles XII and XIII. Nonvested accrued benefits shall be forfeited.

10.03                 (a)                                 Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the occurrence of a Change in Control (the “CIC Effective Date”), the accrued benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his accrued benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control, any Participant who is then employed by the Company or its Subsidiaries (“Active Participant”) shall, if the Change in Control is a 409A Change in Control Event, have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if during a period commencing upon the CIC Effective Date and ending on the second anniversary of the occurrence of the 409A Change in Control Event, the Active Participant voluntarily or involuntarily separates from service (“Termination”). The lump sum cash payment payable to Active Participants under this Section (the “Lump Sum Payment”) shall be paid on the first day of the month following the date of Termination, subject to the provisions of Articles XII and XIII.

(b)                                 The amount of each Lump Sum Payment shall be determined as follows:

(i)                                    With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is eligible as of the date of Termination to receive benefits under Article IV or V of this Plan, the Lump Sum Payment shall equal the Present Value (as defined below) of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Termination in accordance with Article IV or V of this Plan (assuming such benefits are paid in the form of a lifetime annuity), based upon such participant’s Final Average Pay, Social Security Covered Compensation and Benefit Years as of the date of Termination, after giving effect to the terms of subsection (b)(iv) below.

(ii)                                With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is not eligible as of the date of Termination to receive benefits under Article IV, V or VI of this Plan, the Lump Sum Payment shall equal the product of (A) the Present Value, calculated as of age 65, of the stream of payments to which such Participant would have otherwise been entitled to receive at age 65 in accordance with the terms of this Plan based on the same assumptions and terms set forth in subsection (b)(i) above, multiplied times (B) such discount factor as is necessary to reduce the amount determined under subsection (b)(ii)(A) above to its Present Value, it being understood that in calculating such discount factor, no discount shall be applied to reflect the possibility that such Participant may die prior to attaining age 65.

(iii)                            With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is eligible as of the date of Termination to receive benefits under Article VI of this Plan, the Lump Sum Payment shall equal the greater of (A) the Present Value of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Termination in accordance with Article VI of this Plan, based upon the assumptions and terms set forth in subsection (b)(i) above, or (B) the Present Value, calculated as of age 65, of the stream of payments to which such Participant would otherwise be entitled to receive at age 65 in accordance with this Plan, determined in the same manner and subject to the same assumptions and terms set forth in subsection (b)(ii) above.

(iv)                             In calculating the payment due to any Active Participant under this Section who has incurred an Eligible Termination, the number of years of Benefit Years of the Active Participant shall be deemed to equal the number of years determinable under the other Sections of this Plan plus three years and the Active Participant’s age shall be deemed to equal his actual age plus three years; provided, however, that in no event shall the provisions of this subsection be applicable if the application thereof will reduce an Active Participant’s Lump Sum Payment from the amount that would otherwise be payable with the addition of less than three years of service, age or both.

(v)                                 As used in this Section with respect to any amount, the “Present Value” of such amount shall mean the discounted value of such amount that is determined by making customary present value calculations in accordance with generally accepted actuarial principles, provided that (A) the discount interest rate applied in connection therewith shall equal the interest rate quoted by the Bloomberg Municipal AAA General Obligation 5-Year Index (as of the close of business on the first business day of the calendar quarter in which such present value calculations are made) or, in the event such index is no longer published, any similar index for comparable municipal securities and (B) the mortality table applied in connection therewith shall be the mortality table prescribed by the Commissioner of Internal Revenue under Code §417(e)(3)(A)(ii)(I) or any successor table prescribed by such organization.

(c)                                  Notwithstanding anything to the contrary in this Plan, upon the occurrence of a 409A Change in Control Event, each Participant who has already begun to receive periodic payments under this Plan (“Retired Participant”) shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount equal to the present value of the Participant’s future stream of payments which would otherwise be payable under this Plan. Such lump sum payment shall be paid on the first day of the month following the date of the 409A Change in Control Event. The Company shall offer to assist such Participant in purchasing at such Participant’s cost an annuity for the benefit of such Participant.

(d)                                 Notwithstanding anything to the contrary in this Plan, upon the occurrence of 409A Change in Control Event, any Participant (other than a Retired Participant) who is then a former employee of the Company or its subsidiaries whose accrued benefit is vested under Section 10.01 (“Inactive Participant”) shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in subsection (b)(ii) or (iii), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of subsection (b)(iv). Such lump sum payment shall be paid on the first day of the month following the date of the 409A Change in Control Event.

XI.                              Form of Benefit Payment

11.01                 The normal form of benefit payment for a Participant who is not married on his benefit commencement date is an annuity payable monthly for the lifetime of the Participant or in the case of a Participant who is married on his benefit commencement date, the normal form of benefit payment is an Actuarially Equivalent annuity payable monthly for the lifetime of the Participant and a survivor annuity payable monthly to the spouse (if living) upon the Participant’s death which is 50% of the amount of the amount of the annuity payable during the lifetime of the Participant, in each case payable in accordance with the Company’s standard payroll practices with payments commencing as of the first day of the month following the Participant’s benefit commencement date.

11.02                 Each of the following Participants who were receiving annuity payments under the SERP prior to January 1, 2009 shall receive the following biweekly benefits from the Plan in the following forms of payment, beginning with the first payroll period ending after December 31, 2008, and the Plan hereby assumes the obligation for such annuity payments:

Personnel Number	Name	Bi-weekly Benefit	Form of Payment

59165	Cunningham, Marvin	2,544.86	100% Joint & Survivor
25872	Dalrymple, Gyl	426.72	Single Life Annuity

The bi-weekly benefit payable under this Section shall be increased annually to reflect increases in cost of living at a rate of 3% per annum. This increase shall take effect January 1 of each year on the benefit in pay status beginning January 1, 2010.

Payments pursuant to this Section 11.02: (i) shall be in addition to any other payments pursuant to the Plan; (ii) shall be subject to acceleration as outlined in the Plan (in circumstances including but not limited to those set forth in Section 10.03(c)); and (iii) shall not be increased as a result of a Change in Control.

11.03                 A Participant may, before any annuity payment has been made, elect the optional form of payment which is the Actuarial Equivalent of a Participant’s basic monthly pension, which shall begin on his benefit commencement date. The optional form of payment is as follows:

Alternative Joint and Survivor Annuity

(a)                                 Under an Alternative Joint and Survivor Annuity, a reduced amount shall be payable to the Participant for his lifetime. The beneficiary, whether or not the Participant’s spouse, if surviving at the Participant’s death, shall be entitled to receive thereafter a lifetime survivor benefit in an amount equal to 100% of the reduced amount that had been payable to the Participant. If the beneficiary is not the Participant’s spouse who is entitled to a 50% survivor annuity under Section 11.01, the Participant may elect that the survivor annuity be 50% of the reduced amount payable to the Participant.

(b)                                 The reduced amount payable to the retired Participant shall be the Actuarial Equivalent of the amount determined under Article IV, V, VI, VII, VIII or X, as the case may be. The appropriate actuarial factor shall be determined for any Participant and his beneficiary as of the commencement date of the Participant’s benefit.

(c)                                  If the Participant designates any individual other than his spouse as his beneficiary, the annual amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity shall not be less than 50% of the annual benefit calculated as a single life annuity, and the beneficiary’s survivor annuity under the Alternative Joint and Survivor Annuity shall be reduced to the extent necessary to reflect any adjustment required by this subsection (c) in the amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity.

XII.                         Acceleration of Payments

12.01                 Cash-Out of De Minimis Distributions.  Notwithstanding any other provision of this Plan, if the single sum actuarial present value of the Participant’s, Beneficiary’s or Spouse’s benefit under this Plan and all other plans that would be treated as a single plan with this Plan pursuant to Treasury Regulation §1.409A-1(c)(2) does not exceed the applicable dollar amount under Code §402(g)(1)(B) ($17,000 in 2012), then such amount shall be paid in one lump sum to the person entitled to payment on the date the first annuity payment would otherwise be paid under this Plan. Such payment is mandatory but shall only occur if the Participant’s interest under the Plan (as determined in accordance with Treasury Regulation §1.409A-1(c)(2)) is terminated and liquidated in its entirety in conjunction with the payment.

12.02                 Taxes.  If at any time this Plan fails to meet the requirements of Code §409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code §409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

To the full extent permitted under Treasury Regulation §1.409A-3(j)(4) but subject to the limitations thereunder, the Committee in its sole discretion may make a lump sum payment to a Participant in an amount that is needed to pay (a) the Participants’ state, local or foreign tax obligations (and the income tax withholding related to the state, local and foreign tax amount)

that arise from participation in this Plan and that apply before the Participant’s Plan benefit is paid to the Participant and/or (b) the Federal Insurance Contributions Act (FICA) tax imposed under Code §§3201, 3211, 3231(e)(1) and 3231(e)(8) on the Participant’s Plan benefits and the income tax imposed at the source on wages under Code §3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of payment of the FICA amount and the additional income tax at source on wages attributable to the pyramiding Code §3401 wages and taxes.

12.03                 Domestic Relations Orders. If this Plan receives a domestic relations order as defined in Code §414(p)(1)(B) and ERISA §206(d)(3)(B)(ii), the Committee shall accelerate the time or schedule of a payment to an individual other than the Participant in order to fulfill such order, provided that the provisions of ERISA §§206(d)(3)(C) through (F) shall apply as if this Plan were governed by Part 2 of Title I of ERISA.

12.04                 Conflicts of Interest and Ethics Rules. The Committee shall accelerate the time or schedule of a payment under this Plan as may be necessary: (a) to comply with an ethics agreement between the Participant and the Federal government or (b) to comply with applicable Federal, state, local or foreign ethics laws or conflict of interest laws; each as described in Treasury Regulation §1.409A-3(j)(4)(iii).

XIII.                    Delay of Payments

13.01                 A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)                                 Notwithstanding any other provision hereof, payments which constitute deferred compensation under Code §409A and the Treasury Regulations thereunder and which are not exempt from coverage by Code §409A and the Treasury Regulations thereunder shall commence upon termination of employment of a Participant who is a Specified Employee on the first day of the seventh month following the date of the Specified Employee’s termination of employment, or, if earlier, the date of death of the Specified Employee. On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his estate or spouse, as the case may be, shall be paid the amount to which the Specified Employee normally would be entitled hereunder on such date plus the amounts which would have been previously paid to the Specified Employee but for the fact that he was a Specified Employee. Nevertheless, for all other purposes of this Agreement, the payments shall be deemed to have commenced on the date they would have had the Employee not been a Specified Employee.

(b)                                 Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Employer on account of termination of employment for reasons other than death if he would not be deemed to have experienced a termination of employment under the default rules of Treasury Regulation §1.409A-1(h).

(c)                                  Payments that would violate loan covenants or other contractual terms to which the Employer is a party, where such a violation would result in material harm to the Employer (in such case, payment will be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Employer).

(d)                                 Payment where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(e)                                  Payments the deduction for which the Employer reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Employer reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(f)                                   Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XIV.                     Additional Restrictions on Benefit Payments

14.01                 In no event will there be a duplication of benefits payable under this Plan because of employment by more than one participating Employer.

XV.                          Administration and Interpretation

15.01                 The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of this Plan.

15.02                 The decision of the Committee relating to any question concerning or involving the interpretation or administration of this Plan shall be final and conclusive.

XVI.                     Nature of this Plan

16.01                 Benefits under this Plan shall generally be payable by the Employer from its own funds, and such benefits shall not (a) impose any obligation upon the trust(s) of the other employee benefit programs of the Employer, (b) be paid from such trust(s) or (c) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Employer. Participants have only an unsecured right to receive benefits under this Plan from the Employer as general creditors of the Employer. The Employer may deposit amounts in a trust established by the Employer for the purpose of funding the Employer’s obligations under this Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of such trust, and the assets of the trust shall be subject to the payment of claims of general creditors of the Employer upon the insolvency or bankruptcy of the Employer, as provided in the trust.

XVII.                Employment Relationship

17.01                 An employee shall be considered to be in the employment of the Company and its Subsidiaries as long as he remains an employee of the Company, any Subsidiary or any corporation to which substantially all of the assets and business of the Company are transferred. Nothing in the adoption of this Plan or the designation of any Participant shall confer on any employee the right to continued employment by the Company or a Subsidiary, or affect in any way the right of the Company or such Subsidiary to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee’s employment, and the cause, notice or other circumstances of such termination, shall be determined by the Committee, and its determination shall be final.

XVIII.           Amendment and Termination of Plan

18.01                 The Company may terminate this Plan and accelerate any payments due (or that may become due) under this Plan:

(a)                                 Within 12 months of a corporate dissolution of the Company taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)                                 Within the 30 days preceding or the 12 months following a 409A Change in Control Event provided that Treasury Regulation §1.409A-3(j)(4)(ix)(B) is complied with.

(c)                                  In the Company’s discretion, provided that Treasury Regulation §1.409A-3(j)(4)(ix)(C) is complied with.

(d)                                 Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

18.02                 The Company, acting through the Compensation Committee, the Board, or any person or entity designated by the Compensation Committee or the Board, may amend this Plan. The Committee cannot amend this Plan for any reason, unless authorized to do so by the Compensation Committee or the Board. Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant under Code §409A and Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Company shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences. No amendments shall divest otherwise vested rights of Participants, their Beneficiaries or Spouses.

XIX.                    Binding Effect

19.01                 This Plan shall be binding on the Company, each Subsidiary and any designated Affiliate, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a designated Affiliate are transferred.

XX.                         Construction

20.01                 The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of this Plan.

20.02                 This Plan shall be interpreted in a manner that does not give rise to any adverse tax consequences to any Participant under Code §409A and the Treasury Regulations and other interpretive guidance issued thereunder. Any provision of this Plan that would cause a violation of Code §409A, if followed, shall be disregarded.

20.03                 Any reference to any section of the Code or the Treasury Regulations shall be deemed to also refer to any successor provisions thereto.

XXI.                    Demand For Benefits

21.01                 (a)                                 Filing of Claims for Benefits. Benefits shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary’s address and Social Security Number (and evidence of death of the Participant, if needed). Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits in writing with the Committee.

(b)                                 Notification to Claimant of Decision.  If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Committee.

If special circumstances require an extension of time for processing the claim, the Committee will give the claimant a written notice of the extension prior to the end of the initial 90-day period. In no event will the extension exceed an additional 90 days. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its final decision.

(c)                                  Content of Notice.  The Committee will provide to every claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:  (i) the specific reason or reasons for denial; (ii) the specific reference to pertinent plan provisions on which denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse determination on review.

(d)                                 Review Procedure.  After the claimant has received written notification of an adverse benefit determination, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, such determination. The claimant may submit written comments, documents, records, and any other information relevant to the claim for benefits.  The Committee will provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits. The review will take into account all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

(e)                                  Decision on Review.  The decision on review by the Committee will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review, unless the Committee in its sole discretion determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

The decision on review will be in written or electronic form. In the event of an adverse benefit determination, the decision shall contain: (1) specific reasons for the adverse determination, written in a clear and simple manner; (2) specific references to the pertinent plan provisions on which the determination is based; (3) a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) the claimant’s right to bring an action under ERISA §502(a).

(f)                                   Failure to Establish and Follow Reasonable Claims Procedure.  In the case of the failure of the Committee to establish or follow claims procedures consistent with the requirements of U.S. Department of Labor Regulation §2560.503-1, the claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under ERISA §502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

EXECUTED this day of December, 2011.

EMBARQ CORPORATION

By:
Marina Pearson
	Title:	Vice President, Human Resources,
Compensation & Benefits